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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT
North Fork Bank
Branford Savings Bank
North Fork Capital Corp.
North Fork Capital Trust I
North Fork Capital Trust II
Compass Investment Services Corp.
North Fork Leasing Corp. (inactive)

SUBSIDIARIES OF NORTH FORK BANK
NFB Properties, Inc.
NFB Development Corp.
Cutchco Corp.
First Settlers Corp.
Claire Elm Corp.
Compass Food Service Corp.
NS 138 Holding Corp.
NS 160 Holding Corp.
NS Hilltop Holding Corp.
NS Sprout Brook Holding Corp.
NS Mir Holding Corp.
NS 43 Holding Corp.
Long Island Mortgage Corp. (inactive)
Unifed Management Corp. (inactive)
East Quogue Health & Racquet Club, Inc. (inactive)
BFS Service Corp. (inactive)
Rock Properties, Ltd. (inactive)
North Side Capital Corp. (inactive)
Semper Paratus Inc. (inactive)
Kent Road Development Corp. (inactive).
The North Ski Holding Corp. (inactive)
BSSN, Inc. (inactive)
NS 30 Holding Corp. (inactive)
NS 10 Holding Corp. (inactive)